Exhibit 23.1

HARRIS &GILLESPIE CPA’S, PLLC

CERTIFIED PUBLIC ACCOUNTANT’S

3901 STONE WAY N., SUITE 202

SEATTLE, WA  98103

206.547.6050

REGISTERED AUDITOR'S CONSENT

Harris & Gillespie CPA’s, PLLC, of 3901 Stone Way North, Suite # 202, Seattle, WA. 98103, do hereby consent to the use of our reports dated January 22nd, 2014 on the financial statements of Lagoon Group, Corp. for the period ended as of December 31, 2013 to be included in and made part of any filing to be filed with the U.S. Securities and Exchange Commission. We also consent to the use of our name as an expert in the appropriate sections of those filings.

Dated this 2nd day of September, 2014.

/S/ HARRIS & GILLESPIE CPA’S, PLLC

Certified Public Accountant’s